NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (February 10, 2010) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2009 fourth quarter operating loss of ($971,000) on total revenue of $7,084,000, as compared to an operating loss of ($7,625,000) on total revenue of $11,137,000 for the 2008 fourth quarter.  For the 2009 full year, Griffin reported an operating loss of ($5,360,000) on total revenue of $39,199,000, as compared to an operating loss of ($11,203,000) on total revenue of $44,546,000 for the 2008 full year.

Griffin reported a 2009 fourth quarter net loss of ($1,282,000) and a basic and diluted net loss per share of ($0.25) as compared to a 2008 fourth quarter net loss of ($5,030,000) and a basic and diluted net loss per share of ($0.99).  For the 2009 full year, Griffin reported a net loss of ($5,513,000) and a basic and diluted net loss per share of ($1.09) as compared to a net loss of ($8,285,000) and a basic and diluted net loss per share of ($1.64) for the 2008 full year.

Total revenue and operating profit at Griffin Land, Griffin’s real estate business, decreased in the 2009 fourth quarter and 2009 full year versus the comparable 2008 periods, reflecting the absence of property sales in 2009.  Revenue from property sales was $3.5 million and $4.6 million in the 2008 fourth quarter and 2008 full year, respectively, and Griffin Land’s gain on property sales was $2.1 million and $3.0 million in the 2008 fourth quarter and 2008 full year, respectively.  Partially offsetting the lack of property sales in 2009 was an increase in rental revenue and profit from Griffin Land’s leasing operations in the 2009 fourth quarter and 2009 full year.  The increase in rental revenue and profit from its leasing operations reflects Griffin Land having more space leased during 2009 than 2008, including the completion and lease commencement of a new approximate 304,000 square foot build-to-suit warehouse in New England Tradeport, Griffin Land’s industrial park in Windsor and East Granby, Connecticut.

Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), had lower operating losses in the 2009 fourth quarter and 2009 full year as compared to the 2008 fourth quarter and 2008 full year due to inclusion in the 2008 fourth quarter of pretax charges totaling $8.9 million for the shutdown of Imperial’s Florida farm.  Excluding that charge, Imperial’s operating loss in the 2009 fourth quarter was slightly lower than the 2008 fourth quarter, however, Imperial’s operating loss for the 2009 full year was higher than the 2008 full year, principally due to increased charges for unsaleable inventories, which increased from $1.1 million in the 2008 full year to $2.1 million in the 2009 full year.  Imperial’s net sales and other revenue declined in the 2009 fourth quarter and 2009 full year as compared to the 2008 fourth quarter and 2008 full year due to lower pricing in the current year and the effect on sales of closing the Florida farm in 2009.  The lower pricing is attributed to the weak economy, particularly in the housing sector, which has led to an oversupply of product in the marketplace, thus depressing prices as growers attempt to reduce their inventories.

As a result of recently enacted legislation, Griffin expects to be able to carry back its fiscal 2009 taxable loss five years (instead of two years as was previously allowed).  This change is expected to result in Griffin receiving a tax refund of approximately $6.0 million in the latter part of fiscal 2010.

As previously reported, in January 2010, Griffin Land closed on the purchase of an approximate 120,000 square foot industrial building in Breinigsville, Pennsylvania.  The building was purchased for $6.4 million (before acquisition expenses) and is under a full building lease, now extended through December 2025, to Olympus Corporation of the Americas.  Griffin Land also recently closed on a $4.3 million nonrecourse mortgage on that building.  The mortgage has a fixed interest rate of 6.5% and a ten-year term with payments based on a twenty-five year amortization period.

Griffin operates its real estate business, Griffin Land, and Imperial, its landscape nursery business.   Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 28, 2009.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended,				Fiscal Year Ended,
	Nov. 28, 2009		Nov. 29, 2008		Nov. 28, 2009		Nov. 29, 2008
Revenue
Landscape nursery net sales and other revenue	$2,524		$3,336		$22,069		$24,637
Rental revenue and property sales	4,560	(1)	7,801	(1)	17,130	(1)	19,909	(1)
Total revenue	7,084		11,137		39,199		44,546

Operating (loss) profit:
Landscape nursery business	(1,413)	(2)	(10,461)	(3)	(3,636)	(2)	(11,711)	(3)
Real estate business	1,064	(1)	2,988	(1)	2,260	(1)	3,980	(1)
General corporate expense	(622)		(152)		(3,984)		(3,472)
Total operating loss	(971)		(7,625)		(5,360)		(11,203)

Interest expense	(1,016)		(838)		(3,522)		(3,261)

Investment income	30		410		182		1,085
Loss before taxes	(1,957)		(8,053)		(8,700)		(13,379)

Income tax benefit	675		3,023		3,187		5,094

Net loss	$(1,282)		$(5,030)		$(5,513)		$(8,285)

Basic net loss per common share	$(0.25)		$(0.99)		$(1.09)		$(1.64)

Diluted net loss per common share	$(0.25)		$(0.99)		$(1.09)		$(1.64)

Weighted average common shares outstanding
for computation of basic per share results	5,086		5,063		5,080		5,060

Weighted average common shares outstanding
for computation of diluted per share results	5,086		5,063		5,080		5,060

(1) Revenue and operating profit at Griffin Land were as follows:
	Fourth Quarter Ended,				Fiscal Year Ended,
	Nov. 28, 2009		Nov. 29, 2008		Nov. 28, 2009		Nov. 29, 2008

Revenue from leasing operations	$4,560		$4,321		$17,130		$15,348
Revenue from property sales	-		3,480		-		4,561
Total revenue at Griffin Land	$4,560		$7,801		$17,130		$19,909

Operating profit from leasing operations	$1,064		$931		$2,260		$1,020
Operating profit from property sales	-		2,057		-		2,960
Total operating profit at Griffin Land	$1,064		$2,988		$2,260		$3,980

   Operating profit from leasing operations includes depreciation and amortization expense of $1.5 million and $1.4 million in the 2009 and 2008 fourth quarters, respectively, and $5.6 million and $5.1 million in the 2009 and 2008 fiscal years, respectively.

(2) Includes charges for unsaleable inventories and to increase inventory reserves of $0.8 million and $2.1 million in the 2009 fourth quarter and 2009 fiscal year, respectively.

(3) Includes charges totaling $8.9 million for inventory reserves, the write down of fixed assets and severance costs related to the decision to shut down Imperial's farm in Quincy, Florida. The shutdown of Imperial's operations at that facility was completed in 2009.